Exhibit 3.2

CERTIFICATE OF MERGER OF

LAMAR ADVERTISING COMPANY

WITH AND INTO

LAMAR ADVERTISING REIT COMPANY

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Lamar Advertising REIT Company, a Delaware corporation (“Lamar Advertising REIT”), hereby certifies the following information relating to the merger of Lamar Advertising Company, a Delaware corporation (“Lamar Advertising”), with and into Lamar Advertising REIT (the “Merger”).

FIRST: The name and state of incorporation of each of the constituent corporations that is a party to the Merger (the “Constituent Corporations”), are as follows:

Name	State

Lamar Advertising Company	Delaware

Lamar Advertising REIT Company	Delaware

SECOND: An Agreement and Plan of Merger, dated as of August 27, 2014 (the “Merger Agreement”), by and between Lamar Advertising and Lamar Advertising REIT, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 (and, with respect to Lamar Advertising REIT, by the written consent of its sole stockholder in accordance with Section 228) of the DGCL.

THIRD: The name of the surviving corporation is Lamar Advertising REIT Company, a Delaware corporation (the “Surviving Corporation”). The name of the Surviving Corporation shall be amended in the Merger to be “Lamar Advertising Company.”

FOURTH: The Certificate of Incorporation of Lamar Advertising REIT as in effect immediately prior to the Merger shall be the Certificate of Incorporation of the Surviving Corporation, except that, pursuant to the Merger Agreement, immediately following the Merger, Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to substitute the words “Lamar Advertising Company” for the words “Lamar Advertising REIT Company.”

FIFTH: This Certificate of Merger, and the Merger provided for herein, shall become effective at 11:59 p.m. Eastern Time on November 18, 2014.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

[signature page follows]

IN WITNESS WHEREOF, Lamar Advertising REIT Company, has caused this Certificate of Merger to be executed by a duly authorized officer on this 18th day of November, 2014.

LAMAR ADVERTISING REIT COMPANY

By:	/s/ Sean E. Reilly
Name:	Sean E. Reilly
Title:	Chief Executive Officer

[Signature Page to Certificate of Merger]